EXHIBIT 11

                            SBI COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 1996 AND 1997

                                            Three Months     Three Months
                                               Ended            Ended
                                           March 31, 1996   March 31, 1997
                                           --------------   --------------
Shares outstanding:                           5,345,439        5,345,439
Weighted average shares outstanding           5,345,439        5,345,439
Net loss                                   $   (131,620)    $   (150,072)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                          (131,620)        (150,072)
Net loss per share                         $      (0.02)    $      (0.03)


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